Exhibit 10.28

DATA I/O CORPORATION	PERFORMANCE AWARD AGREEMENT

AWARDED TO _________________________________________	GRANT DATE _________________________________________	NUMBER OF PERFORMANCE AWARD SHARES _________________________________________

1.	The Award. Data I/O Corporation, a Washington corporation (“Data I/O”) hereby grants to you as of the above Grant Date the right to receive the above number of Performance Award Shares (the “Performance Shares”) on the terms and conditions contained in this Performance Award Agreement (this “Agreement”) and in the Data I/O Corporation 2000 Stock Compensation Incentive Plan, as amended (the “Plan”).

2.	Performance Period. The performance period for purposes of determining whether the Performance Shares will be paid shall be Data I/O’s fiscal years 2006 through 2008 (the “Performance Period”).

3.	Performance Goals. The performance goal for purposes of determining whether the Performance Shares will be paid is: total revenue for the fiscal year ending December 31, 2008 equals or exceeds $34,694,935.

4.	Payment. The Performance Shares shall be paid if and to the extent that the Performance Goal is achieved, as determined by the Compensation Committee of Data I/O’s Board of Directors (the “Committee”) in its sole discretion after the end of the Performance Period.

5.	Form and Timing of Payment. Any Performance Shares payable pursuant to this Agreement shall be paid in shares of common stock, no par value per share, of Data I/O (the “Shares”), with one Share issued for each Performance Share earned. Payment of the Performance Shares shall be made as soon as practicable after the Committee determines, in its sole discretion after the end of the Performance Period, whether and to what extent the performance goals have been achieved.

6.	Dividend Equivalents. You shall be entitled to receive a cash payment as soon as practicable after the end of the Performance Period equal to the amount of cash dividends that would have been paid during the Performance Period on the number of Shares earned and paid pursuant to Section 5 of this Agreement, less any applicable tax withholding amounts.

7.	Restrictions on Transfer. The Performance Shares, and the right to receive the Shares and any dividend equivalent payments, may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

8.	Forfeiture. In the event your employment is terminated during the Performance Period, the Performance Shares and your rights to the Shares shall be immediately and irrevocably forfeited, unless your termination is by reason of:

•	death,
•	disability,
•	retirement that was approved in advance by the Committee ("Retirement"); or
•	Change of Control (as defined in the Plan).
In the event your employment is terminated prior to the end of the Performance Period by reason of death, disability or Retirement, you or your estate shall be entitled to receive a pro-rata payout of the Performance Shares after the end of the Performance Period to the extent that the Performance Goal is achieved, as set forth herein and as determined by the Committee in its sole discretion. In the event of a Change in Control prior to the end of the Performance Period, you shall be entitled to receive the full payment of the Performance Shares and such payment shall be made promptly following the Change in Control.

9.	No Rights as Shareholder. You shall not have any rights of a shareholder of Data I/O common stock unless and until the Shares are actually issued to you after the end of the Performance Period as provided in this Agreement.

10.	Income Taxes. You are liable for any federal and state income or other taxes applicable upon the receipt of the Shares or subsequent disposition of the Shares, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon issuance of the Shares by Data I/O, Data I/O will withhold from the Shares the number of Shares having a fair market value equal to the amount of all applicable taxes required by Data I/O to be withheld upon issuance of the Shares. In the alternative, prior to the end of the Performance Period, you may notify Data I/O that you shall promptly pay to Data I/O in cash, or in previously acquired shares of Data I/O common stock having a fair market value equal to the amount of, all applicable taxes required by Data I/O to be withheld or collected upon such issuance of the Shares.

11.	Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Data I/O or its affiliates to terminate your employment at any time. By signing below, you and Data I/O agree this performance award is granted under and governed by the terms and conditions of the Plan. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

Employee: _______________________________________ ________________________________________________	DATA I/O CORPORATION By: _______________________________________ Its: _______________________________________